Exhibit 10.6

STATE OF SOUTH CAROLINA	)
	)	EMPLOYMENT AGREEMENT
COUNTY OF GREENVILLE	)

THIS EMPLOYMENT AGREEMENT, made and entered into this 2 day of January, 1989, by and between R. DENNIS HENNETT (hereinafter referred to as “Employee”) and GREER STATE BANK (hereinafter referred to as “Employer”)

In consideration of the mutual covenants and promises of the parties hereto, Employee and Employer agree as follows:

1. EMPLOYMENT. Employer employs Employee in an executive capacity as President of Greer State Bank and Employee accepts such employment with Employer, subject to the terms and conditions of this Agreement. Employee’s employment under this Agreement shall be effective and continue until modified or amended by the written mutual agreement of the parties.

2. TERM OF EMPLOYMENT. This Agreement and the employment hereunder shall commence and be effective on the date Greer State Bank opens for business to the general public, which is estimated to be January 2, 1989. Employee shall be deemed and considered to be an employee at will to serve at the sole pleasure and election of the Board of Directors of Greer State Bank. Employer’s Board of Directors shall have the absolute right to terminate this Agreement and Employee’s employment with Greer State Bank

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for any reason or no reason at all upon giving Employee six (6) months written advance notice of its election to terminate his employment under this Agreement. Employer’s Board of Directors may, in its sole discretion, upon its election to terminate Employee, require Employee for six (6) months to continue to diligently and faithfully discharge his duties hereunder, or in the alternative, may sever the employment relationship immediately and Employee shall be paid his base salary along with appropriate fringe benefits on a monthly basis for six (6) months. Employee’s employment under this Agreement shall terminate immediately upon the death of Employee. Employer shall be relieved and discharged of all obligations whatsoever to make further payment to Employee after the date of his death for salary, bonuses and fringe benefits except as to base salary earned for actual services rendered prior to the date of death.

3. DUTIES OF EMPLOYEE. Employee will serve Employer faithfully and to the best of his ability under the direction of Employer’s Board of Directors. Employee will, at all times, faithfully, industriously and to the best of his ability, experience and talents, perform such services and act in such executive capacity as the Employer’s Board of Directors shall direct.

4. COMPENSATION. For all services rendered by Employee as President of Greer State Bank under this Agreement, Employer shall pay Employee a base salary of

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Seventy-Five Thousand Dollars ($75,000.00) per year, payable monthly in twelve (12) equal installments of Six Thousand, Two Hundred Fifty Dollars ($6,250.00), beginning on the effective date of this Agreement and payable on the first day of each month during the term of this Agreement. The base salary may be changed by written mutual agreement of the parties at any time.

5. BONUS. In addition to the compensation referred to above, Employer may, for the term of this Agreement, award Employee an annual bonus from zero percent (0%) to fifty percent (50%) of the Employee’s base salary as the Board of Directors of Greer State Bank, in its sole discretion, may deem appropriate.

6. FRINGE BENEFITS. As further consideration for performance under this Agreement by Employee, Employer shall, within a reasonable time after the execution of this Agreement, provide for Employee the following further benefits:

(a) A private disability insurance policy as approved by Employer’s Personnel Committee. Employee shall be paid on a monthly basis his base salary during any waiting period that may be required before disability insurance payments are commenced under the private disability insurance policy.

(b) Medical insurance covering the Employee under a group medical plan as approved by Employer’s Personnel

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Committee. Family coverage under the group medical plan will also be made available to Employee, but the responsibility for any additional premiums for such additional family coverage shall be the sole responsibility of Employee.

(c) Term life insurance under a group life insurance plan approved by Employer’s Personnel Committee in an amount equal to two (2) times the Employee’s base annual salary.

(d) Contingent upon shareholder approval, an option to purchase 10,000 shares of common stock of Greer State Bank pursuant to the terms and provisions of the EMPLOYEE INCENTIVE STOCK OPTION PLAN of Greer State Bank adopted October 27, 1988.

(e) Employer will pay Employee an allowance of Three Hundred Dollars ($300.00) per month for the use of Employee’s automobile for business purposes of Employer. All expenses associated with insuring, maintaining and operating the automobile shall be the sole responsibility of Employee.

(f) Employer shall pay the cost associated with Employee’s membership in any Greer civic clubs and shall also pay the costs and fees associated with Employee’s membership in such other professional and/or banking associations as may be approved by Employer.

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7. PAID TIME OFF. Employee shall be entitled to three (3) weeks of paid time off each year for vacation or illness, in addition to any regular bank holidays. Employee will not take more than two (2) consecutive weeks of paid time off at any one time without Board of Directors’ approval, and shall not be compensated for any unused time off. However, Employee may carry over up to five (5) days of unused paid time off from one year to the next.

8. NON-COMPETITION AFTER TERMINATION. Employee agrees for a period of one (1) year after the termination of his employment with Greer State Bank, Employee will not directly or indirectly engage in, or in any manner be connected with or employed by any bank, savings and loan or financial institution within a radius of twelve (12) miles of the principal place of business of Greer State Bank. Employer and Employee agree that the aforementioned twelve (12) mile radius serves as the market area of Greer State Bank.

Employee further agrees for a period of one (1) year after the termination of his employment hereunder, he will not, on behalf of himself or on behalf of any other bank, savings and loan, or financial institution, call on any of the customers of Greer State Bank for the purpose of soliciting or providing to any of said customers any banking or financial services.

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9. INJUNCTIVE RELIEF. Employee hereby acknowledges that the services to be rendered to Employer are of a unique, special and extraordinary character which would be difficult or impossible for Employer to replace, and by reason thereof, Employee hereby agrees that for violation of any of the provisions of this Agreement, Employer shall, in addition to any other rights and remedies available hereunder, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee from committing any violation of this Agreement, and Employee hereby consents to the issuance of such injunction.

10. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Employee agrees that for and during the entire term of his employment with Greer State Bank, any information, data, figures, projections, estimates, customer lists, tax records, personnel history, accounting procedures, etc. shall be considered as the private and privileged records of Employer and will not be divulged to any firm, individual, corporation, savings and loan, banking or financial institution, except on the direct authorization of the Board of Directors of Greer State Bank. Further, upon termination of this Agreement for any cause, Employee agrees that he will continue to treat as private and privileged any information, data, figures, projections, estimates, customer lists, tax records, personnel history, accounting

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procedures, etc. and will not release any such information to any firm, individual, corporation, savings and loan, banking or financial institution, except upon written authority of the Board of Directors of Greer State Bank, and Employer shall be entitled to an injunction by any competent court to enjoin and restrain the unauthorized disclosure of such information.

11. NON-TRANSFERABILITY. This is a personal employment agreement. Employee’s rights hereunder may not be sold, transferred, assigned, pledged or hypothecated.

12. MISCELLANEOUS. This Agreement constitutes the entire agreement between the parties and shall bind and inure to the benefit of both Employer and Employee and their respective successors, heirs and Personal Representatives. This Agreement shall be subject to modification only by a written instrument signed by both Employer and Employee. This Agreement further shall be governed by the laws of the State of South Carolina.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

IN THE PRESENCE OF:	GREER STATE BANK (Employer)

/s/ Sandra I. Burdette	By:	/s/ David M. Rogers
/s/ Kaja Minus		David M. Rogers Chairman of the Board

/s/ Sandra I. Burdette	/s/ R. Dennis Hennett
/s/ Kaja Minus	R. Dennis Hennett (Employee)

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